Consent of Independent Accountant

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 27 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 23, 1998, relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Report to Shareholders of Scudder Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts
April 27, 1998